EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For additional information contact:

Joe Cormier	Mark Root
Vice President, M&A and IR	Executive Director, Corporate Communications
703-218-8258	703-218-8397; cell: 703-407-9393
joe.cormier@mantech.com	mark.root@mantech.com

ManTech Reports 2005 Third Quarter Results

•	Third quarter revenues increased 26.5% to $262.4 million

•	Organic revenue growth of 18.3% in the third quarter

•	Third quarter EPS from continuing operations of $0.39, an increase of 21.9%

•	Record contract awards of over $570 million

•	Backlog of $1.92 billion as of September 30, 2005

•	DSO of 81 days as of September 30, 2005

FAIRFAX, Virginia, November 3, 2005 – ManTech International Corporation (Nasdaq: MANT), a leading provider of innovative technologies and solutions focused on mission-critical national security programs for the Intelligence Community and the Departments of Defense, State, Homeland Security, Justice and other federal government customers, today announced results for the third quarter of 2005.

ManTech reported revenue of $262.4 million for the third quarter of 2005, up $55.0 million, or 26.5%, compared to $207.4 million for the same period in 2004. This represents 18.3% organic revenue growth for the third quarter based on pro forma revenue for the third quarter 2004, which reflects the Gray Hawk acquisition and the METI divestiture. The growth was primarily a result of the solid execution of the business strategy to focus on the high-end defense and intelligence markets in support of national security.

ManTech’s operating income in the third quarter 2005 was $21.8 million, up $4.2 million, or 24.4%, compared to $17.6 million for the same period in 2004. Operating margin for the quarter was 8.3%. Net income from continuing operations in the third quarter was $13.0 million, up 27.0%, compared to $10.2 million in the same period in 2004. Diluted EPS from continuing operations was $0.39 for the third quarter versus $0.32 for the same period last year, an increase of 21.9%. In accordance with generally accepted accounting principles, prior period results have been reclassified to uniformly reflect the results from continuing operations in comparative periods.

Diluted EPS, including a loss from discontinued operations of $1.3 million, was $0.35 in the third quarter. The loss from discontinued operations comes primarily from ManTech MSM, which is currently being marketed for sale.

“ManTech continued its strong operating and financial performance in the third quarter,” said George J. Pedersen, Chairman of the Board and CEO of ManTech International Corporation. “This performance demonstrates the strength of our high-end IT, intelligence technology and engineering skillsets across our national security customer base. We believe our strategic positioning will enable us to continue to generate strong organic growth and operating margins.”

New Business Wins and Other Competition Updates

ManTech had over $570 million in new contract awards for the quarter, many with classified customers that were not announced publicly. Several of these new awards are described below:

•	Classified contracts awards totaling over $310 million, with one contract award of over $200 million over 10-years

•	$27.7 million 5-year contract to provide Technical Services to the U.S. Army

•	$19.0 million 2-year contract to provide mission support to the U.S. Department of Justice, National Drug Intelligence Center (NDIC)

•	$34.9 million 5-year contract to provide Human Systems Integration engineering, technical and management services to Naval Surface Warfare Center (NSWC), Indian Head Division

“The third quarter represented the culmination of numerous winning proposal efforts across our organization which provides additional backlog and operating visibility into future years,” said Robert A. Coleman, President and Chief Operating Officer, ManTech International Corporation. “We continue to see some timing delays on upcoming awards and subsequent contract starts; however, our pipeline continues to contain numerous large opportunities that should facilitate ManTech’s growth into 2006 and beyond.”

Key Performance Metrics

Given the strong award activity in the third quarter, reported total backlog as of September 30, 2005, was $1.92 billion and funded backlog was $439 million. Revenue from the Department of Defense, the Intelligence Community and Homeland Security related customers accounted for 94.9% of revenue for the third quarter of 2005. ManTech derived 79.3% of its revenue during the third quarter of 2005 from prime contracts and 38.6% of its revenue from work under GSA schedule contracts. ManTech’s time and materials contracts accounted for 66.5% of revenue, fixed-price contracts accounted for 10.0% of revenue and cost-plus contracts accounted for 23.5% of revenue. Finally, Days Sales Outstanding of accounts receivable, or DSOs, were 81 days as of September 30, 2005, down from 82 days reported in the second quarter.

Company Guidance

ManTech’s guidance for the fourth quarter and full year 2005 reflects the continuation of strong underlying trends in its national security business. ManTech’s guidance does not include any discontinued operations, future acquisitions or divestitures.

	4th Quarter 2005	Full Year 2005
Revenue	$266 million - $276 million	$985 million - $995 million
Diluted Earnings Per Share from Continuing Operations	$0.38 – $0.42	$1.51 – $1.55
Weighted Average Shares Outstanding	33.8 million	33.4 million

Conference Call:

ManTech executive management will hold a conference call today at 5 p.m. EST, to discuss third quarter 2005 results and answer questions. Interested parties may access the call by dialing (800) 811-7286 (domestic) or (913) 981-4902 (international). The conference call will be Webcast (listen only) simultaneously via the Internet at www.mantech.com. Interested parties should dial in or log on approximately ten minutes prior to the start of the call.

A replay of the call will be available beginning at 9 p.m. today and will remain available through midnight, November 17. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 8849087. A replay will also be available on ManTech’s Website approximately two hours after the conclusion of the call.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia, ManTech International Corporation is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community and the Departments of Defense, State, Homeland Security, Justice and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, technology and software development, enterprise security architecture, information assurance, intelligence operations support, network and critical infrastructure protection, information technology, communications integration and engineering support. The company supports the advanced telecommunications systems that are used in Operation Iraqi Freedom and in other parts of the world; provides the physical and cyber security to protect U.S. embassies all over the world; has developed a secure, collaborative communications system for the U.S. Department of Homeland Security; and is helping the Department of Justice’s U.S. Marshals Service deploy a common, office automation system. With projected 2005 revenues of approximately $1 billion and over 6,000 highly qualified employees, the company operates in the United States and 38 countries worldwide. In 2004, ManTech was selected by Business Week magazine as one of the Top 100 Hot Growth Companies and ranked by VARBusiness magazine as one of its Top 50 Fastest-Growing Solution Providers. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information:

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts, win new contracts, or win recompetes; uncertainties specifically related to discontinued operations, including our ability to sell or dispose of our MSM operations on terms that are favorable to us, or at all; adverse results of U.S. government audits of our government contracts; adverse changes in our mix of contract types; additional risks and costs associated with complying with new laws and regulations relating to corporate governance issues; risk of contract performance or termination; failure to obtain option awards, task orders or funding under contracts; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; risks associated with complex U.S. government procurement laws and regulations; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Related to the Company’s Business” in ManTech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 8-K and Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands Except Per Share Amounts)

	(unaudited) Three months ended September 30,		(unaudited) Nine months ended September 30,
	2005	2004	2005	2004
REVENUES	$262,431	$207,444	$719,300	$602,194
COST OF SERVICES	216,260	170,241	592,130	492,728

GROSS PROFIT	46,171	37,203	127,170	109,466

COSTS AND EXPENSES:
General and administrative	22,327	18,871	62,510	54,501
Depreciation and amortization	2,008	782	5,147	3,393

Total costs and expenses	24,335	19,653	67,657	57,894

INCOME FROM CONTINUING OPERATIONS	21,836	17,550	59,513	51,572
Interest (expense), net	(1,120)	(423)	(1,956)	(1,349)
Equity in earnings of affiliates	157	143	435	422
Gain on disposal of an operation	—	—	3,698	—
Other income (expense), net	(52)	18	(228)	184

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	20,821	17,288	61,462	50,829
Provision for income taxes	(7,833)	(7,061)	(24,085)	(20,754)
Minority interest	(3)	(2)	(9)	(5)

NET INCOME FROM CONTINUING OPERATIONS	12,985	10,225	37,368	30,070
Loss from discontinued operations—net of taxes	(1,298)	(2,411)	(3,612)	(16,107)

NET INCOME	$11,687	$7,814	$33,756	$13,963

BASIC EARNINGS (LOSS) PER SHARE:
Net Income from continuing operations	$0.39	$0.32	$1.14	$0.93
Loss from discontinued operations—net of taxes	(0.04)	(0.08)	(0.11)	(0.50)

Basic earnings per share	$0.35	$0.24	$1.03	$0.43

Weighted average common shares outstanding	32,955,258	32,388,777	32,753,215	32,269,784

DILUTED EARNINGS (LOSS) PER SHARE:
Net Income from continuing operations	$0.39	$0.32	$1.12	$0.93
Loss from discontinued operations—net of taxes	(0.04)	(0.08)	(0.10)	(0.50)

Diluted earnings per share	$0.35	$0.24	$1.02	$0.43

Weighted average common shares outstanding	33,477,813	32,388,777	33,221,562	32,436,648

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	(unaudited)
	September 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,288	$22,946
Receivables—net	236,011	196,086
Prepaid expenses and other	9,534	9,413
Assets held for sale	8,303	25,546

Total current assets	267,136	253,991

Property and equipment—net	12,049	8,505
Goodwill	226,273	153,374
Other intangibles—net	36,791	23,997
Investments	2,736	6,011
Employee supplemental savings plan assets	11,058	12,208
Other assets	11,007	10,316

TOTAL ASSETS	$567,050	$468,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of debt	$75,082	$25,080
Accounts payable and accrued expenses	54,340	52,668
Accrued salaries and related expenses	39,110	35,004
Deferred income taxes—current	—	5,937
Billings in excess of revenue earned	8,925	5,252
Liabilities held for sale	3,040	2,889

Total current liabilities	180,497	126,830

Debt—net of current portion	42	104
Accrued retirement	12,335	13,435
Other long-term liabilities	2,879	5,711
Deferred income taxes	5,684	1,743
Minority interest	65	56

TOTAL LIABILITIES	201,502	147,879

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 17,958,055 and 17,418,950 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively.	180	174
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 15,065,293 and 15,065,293 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively.	151	151
Additional paid in capital	231,231	219,664
Retained earnings	134,466	100,710
Accumulated other comprehensive income	381	205
Unearned ESOP shares	(861)	(381)
Deferred compensation	640	640
Shares held in grantor trust	(640)	(640)

TOTAL STOCKHOLDERS’ EQUITY	365,548	320,523

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$567,050	$468,402

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	(unaudited)
	Nine months ended September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$33,756	$13,963
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of affiliates	(435)	(419)
Increase (Decrease) in current and deferred income taxes	(2,210)	1,430
Depreciation and amortization	6,357	4,672
Gain on disposal of an operation	(3,698)	—
Loss from discontinued operations	3,612	16,107
Changes in assets and liabilities-net of effects from acquired, disposed, and discontinued businesses:
Contract receivables	(23,587)	(14,134)
Prepaid expenses and other	277	6,568
Accounts payable and accrued expenses	2,940	10,630
Accrued salaries and related expenses	1,220	(2,092)
Billings in excess of revenue earned	3,385	4,716
Accrued retirement	(1,100)	1,332
Dividends from Vosper-ManTech Limited	357	357
Other	2,525	(3,495)

Net cash flow from continuing operations	23,399	39,635

Net cash flows from discontinued operations	14,137	(19,632)

Net cash flows from operating activities	37,536	20,003

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,198)	(3,767)
Investment in capitalized software for internal use	(1,144)	(110)
Proceeds from sales of property and equipment	—	1
Acquisition of businesses, net of cash acquired	(106,638)	(10,969)
Proceeds from disposal of an operation	7,000	—

Net investing cash flow from continuing operations	(105,980)	(14,845)

Net investing cash flow from discontinued operations	(355)	(364)

Net cash flows from investing activities	(106,335)	(15,209)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	9,201	3,245
Repayment of debt	(60)	(182)
Net increase in borrowings under lines of credit	50,000	—

Net cash flows from financing activities	59,141	3,063

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(9,658)	7,857

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	22,946	9,166

CASH AND CASH EQUIVALENTS, END OF PERIOD	$13,288	$17,023